Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Rapid Micro Biosystems, Inc. of our report dated March 22, 2021, except for the effects of the revision discussed in Note 1, as to which the date is May 6, 2021, and except for the effects of the reverse stock split discussed in Note 18, as to which the date is July 12, 2021, relating to the financial statements of Rapid Micro Biosystems, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

July 12, 2021